                                                                   Exhibit 10.1


           This Agreement, effective as of the 11th day of October, 2000 is between L.E. LAWSON ("Owner"), whose address is 16267 Highway #2 North Republic, Washington 99166 and NAVIGATOR VENTURES INC. incorporated in the State of Nevada and qualified to do business in the State of Washington ("Navigator"), whose address is Navigator International Minerals 201-1425 Marine Drive West Vancouver, British Columbia Canada V2T 1B9.


RECITALS

           Owner represents that he owns 100% of the mineral estate of the Zala M Group mineral claims and is in possession of certain lands in northeastern Washington state (the "Property"), more particularly described in Exhibit A, including the area of interest and


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

attached hereto and incorporated by reference herein.

           Navigator desires to obtain and Owner is willing to grant a lease of the Property for mining purposes exclusive of the surface rights excepting that surface area required for mining purposes.

           NOW THEREFORE, in consideration of One Thousand Dollars ($1000.00) Canadian, the receipt and sufficiency of which are hereby acknowledged, and further in consideration of the mutual covenants, agreements, and promises herein contained, the parties hereto agree as follows:

         1. LEASE. Owner leases the Property to Navigator for mining purposes, reserving to Owner the right to reside, graze, farm and harvest timber on the Property, and to occupy the surface of the Property for such purposes so long as there is no interference with Navigator's rights under this Agreement.

         2.       TERM.
(a) The initial term of this Agreement shall be Ten (10) years from the date hereof, unless sooner surrendered or otherwise terminated.

(b) Navigator may extend the initial term of this Agreement for two (2) additional periods of Ten (10) years each by giving Owner notice of such extension not less than thirty (30) days prior to the expiration of the initial term or any extension thereof.

3. EXCLUSIVE POSSESSION. Navigator shall have the exclusive possession of the Property for mining purposes during the term of this Agreement.

      TITLE.
(a) Owner warrants that it is in possession of the Property, that it has the right to enter into this Agreement, that except as specifically set forth in
Part II of Exhibit A if any, it knows of no other person claiming any interest in the Property, and that except as specifically set forth in Part II of Exhibit
A. if any, the Property is free from all liens and encumbrances, except liens for property taxes not yet due and payable. Owner further warrants to Navigator the quiet enjoyment of the Property and the right to explore, develop, and mine the same.

(b) Owner warrants and will defend title to the Property against all persons whomsoever.

(c) Owner shall provide Navigator with recording data with respect to deeds, easements, or other documents which bear upon Owner's title to the Property, and shall provide Navigator with copies of all such documents and copies of all title reports and abstracts in Owner's possession or control. Owner shall upon Navigator's request, record any such document in Owner's possession or control which has not been recorded.

(d) At Navigator's request, Owner shall take all action necessary (including judicial


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proceedings) to remove any cloud from or cure any defect in his title to the
Property or the ground covered thereby. If Owner fails or refuses to take any such action, Navigator may take any such action in Owner's name. Owner agrees to cooperate with Navigator in any such action taken. Navigator may recover from any production royalty payments thereafter to become due to Owner hereunder all costs and expenses (including attorneys' fees) incurred by Navigator any such action.

         5. UNDIVIDED INTEREST. If the interest claimed by Owner in any portion of the Property is less than one hundred percent (100%), the interest claimed by Owner is set forth in Exhibit A. Any representation or warranty of title made by Owner shall apply only to the interest set forth in Exhibit A.

         6. HOMESTEAD EXEMPTION. Owner waives and releases all rights, exemptions, and benefits under or by virtue of any homestead, homestead exemption, dower, or courtesy laws, now or hereafter applicable or in force in the jurisdiction in which the property is located.

ROYALTY.
(a) Navigator shall pay to Owner in Canadian funds, a minimum royalty on the dates and in the amount subject to the Agreement as follows:

           Anniversary Date               Amount
           Sept. 30,2000                  $ 1,000.00
           Sept.30,2001                   $ 5,000.00
           Sept.30,2002                   $10,000.00
           Sept.30,2003                   $20,000.00
           Sept.30,2004 &thereafter       $40,000.00

(b) Notwithstanding the provisions of Paragraph 23 (c) herein, Navigator shall be obligated to make the minimum royalty payment due on the Anniversary Date in 2000 (c) Navigator shall pay to Owner a royalty of 2 1/2% of the Net Returns from all ores, minerals, concentrates, or other products mined and removed from the Property and sold or processed by Navigator. There shall be credited against the production royalty payments provided for in this subparagraph (b) all minimum royalties theretofore paid pursuant to the foregoing subparagraph (a).

(d)   "Net Returns" means:

           (i) in the case of ores, minerals, or other products which are sold by Navigator in the crude state, the amount received by Navigator from the purchaser of the ores, minerals, or other products, less the following items to the extent borne by Navigator: sales, severance, and other similar taxes and charges for and taxes on transportation from the mine to the place of sale,

           (ii) in the case of ores, minerals, or other products which are processed by or for the account of Navigator and sold as concentrates or other intermediate products, the


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amount received by Navigator from the purchaser of the concentrates or other intermediate products, less the following items to the extent borne by
Navigator: sales, severance, and other similar taxes, purchaser's smelter or other processing charges or costs, and charges for and taxes on transportation from the plant producing the concentrates or other intermediate products to the place of sale,

           (iii) in the case of ores, minerals or other products which are processed by or for the account of Navigator to produce concentrates or other salable intermediate products which are smelted or otherwise further processed by or for the account of Navigator, the market value of the concentrates or other salable intermediate products f.o.b. the plant producing the concentrates or other salable intermediate products, less any amount equal to the sales, severance, or other similar taxes which would have been imposed had the concentrates or other salable intermediate products been sold, and

           (iv) in all other cases, the amount received by Navigator from the purchaser of the ores, minerals, concentrates, or other products, less the following items to the extent borne by Navigator: sales, severance, and other similar taxes, purchaser's treatment charges or costs, and charges for and taxes on transportation from the mine to the place of sale.


(e) All royalty payments with respect to ores, minerals, or other products which are sold by Navigator in the crude state or as concentrates or other intermediate products shall be made on or before the 25th day of the month following the calendar quarter in which payment is received for such ores, minerals, or other products. All royalty payments with respect to ores, minerals, or other products which are processed by or for the account of Navigator to produce concentrates or other salable intermediate products which are smelted or otherwise further processed by or for the account of Navigator shall be made on or before the 25th day of the month following the calendar quarter in which such ores, minerals, or other products are first processed. All royalty payments shall be accompanied by a statement indicating the amount of ores, minerals, concentrates, or other products sold or processed and the computation of the royalty being paid.

(f) Within ninety (90) days after the end of Navigator's fiscal year, Navigator will furnish an unaudited year end statement showing the amount of royalties paid Owner during the fiscal year. All year end statements shall be conclusively presumed true and correct after the expiration of three (3) months from the date furnished, unless within the three-month period Owner takes written exception, specifying with particularity the items excepted to and the ground for each exception. Owner shall be entitled to an annual independent audit of the matters covered by the statement, at his expense, provided he selects for the audit an accounting firm of recognized standing, at least one of whose members is a Registered Chartered Accountant in Canada.

(g) If at any time during the term of this Agreement it appears that one or more third parties may have a claim of ownership in the Property, the minerals lying in or under the Property, or royalties or other payments with respect to the Property, Navigator may


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withhold from any payments which would otherwise be due to Owner under the terms of this Agreement an amount sufficient to satisfy the claims. Navigator shall deposit the amount withheld in escrow, giving notice of the deposit to Owner, the amount to remain in escrow until the controversy is resolved by decision of a court, or otherwise. Owner shall pay when due and before delinquent all taxes required by this Agreement to be paid by Owner and all mortgage and other payments required to preserve Owner's interest in the Property. Owner shall furnish Navigator with receipts or other evidence of such payments. If at any time during the term of this Agreement it appears that any one or more third parties may have a claim against the Property by reason of any tax, mortgage, or other lien, Navigator may pay any past due payments and shall be subrogated to all rights of the holder against Owner. If Navigator makes any payments to one or more third parties as a result of any claim of ownership, tax, mortgage or lien, either by way of contract, settlement, compromise, pursuant to final judgement of any court of record, or otherwise, Navigator may recover from Owner or from any payments thereafter to become due to Owner hereunder the amount of any payment and all costs and expenses (including attorneys' fees) incurred by Navigator in connection with the claim of ownership, tax mortgage, or lien.

(h) If Navigator stockpiles any ores, minerals or other products upon other property for a period longer than six (6) months, Navigator shall pay Owner a provisional royalty of seventy-five (75%) of the estimated royalty. When such ores, minerals, or other products are sold or processed by Navigator, Navigator shall pay to or recover from Owner the difference between the provisional royalty paid and the amount of royalty determined as provided in subparagraph
(d), above.


         8. WORK OBLIGATION. On or before September 30, 2003, the third anniversary date of this agreement, Navigator shall have performed the work on or for the benefit of the Property in a minimum amount equivalent to $435,718 (U.S.) in the following manner; $61,299.00 on Phase I by the first anniversary; $112,791.00 on Phase II by the second anniversary and; $261,628.00 on Phase III by the third anniversary.

         9. STOCKPILING. Navigator may stockpile any ores, minerals, or other products form the Property at such place or places as Navigator may elect, either upon the Property or upon other property.

         10. COMMINGLING. Navigator may commingle ore, minerals, concentrates, or other products from the Property ("Subject Ore") with ore, minerals, concentrates, or other products from other property ("Other Ore"). Before commingling, Navigator shall weigh and sample the Subject Ore and Other Ore in accordance with sound mining and metallurgical practice for moisture and metal content and assay the samples to determine metal content. Navigator shall keep records showing weights, moisture, percent metal content, and gross metal content of the Subject Ore and Other Ore. Royalties shall be allocated between Subject Ore and Other Ore on the basis of gross metal content, with regard being given to the difference, if any, between the royalty rate on Subject Ore and the royalty rate on Other Ore.


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

         11. PAYMENTS. (a) Navigator shall make all payments due Owner hereunder (except for the amount paid directly to Owner upon execution of this Agreement) by check, which shall be made payable to and shall be transmitted to_________________ whose address is_______or any successor back (the "Bank"), with instructions to deposit the same to Owner's credit. Upon making the payment to the Bank, Navigator shall be deemed to have made the payment to the Owner, its heirs, representatives, successors, and assigns, and thereupon Navigator shall be discharged to the same extent as if the payment had been made to Owner or to any person, firm, or corporation entitled thereto, and Navigator shall not be liable for the ultimate distribution or receipt of any payment. Owner shall instruct the Bank as to the disbursement of the payments and shall bear all charges of the Bank relating to the receipt and disbursement of the payments. If any person entitled to payments under this Agreement dies, Navigator may make the payments to the credit of the personal representatives of the deceased at the Bank. If the Bank should fail, liquidate, or be succeeded by another bank, or if for any reason it should not accept any payment, Navigator shall not be in default with respect to the payment until thirty (30) days after Owner has delivered to Navigator an instrument signed by Owner and by the Bank therein named, naming another bank to receive and disburse payments hereunder.

(b) If no bank is named in the preceding subparagraph (a), Navigator may make all payments due Owner hereunder either (i) by check which shall be made payable to all Owners jointly and shall be transmitted as provided in paragraph 27, entitled "Notices", or (ii) by separate checks which shall be payable to each individual Owner separately and shall be transmitted to each individual Owner at such address as Navigator may have for such Owner. In determining the amount payable to each individual Owner, Navigator may assume, in absence of anything to the contrary set forth in this Agreement, that the Property is held in equal undivided interests by all individual Owners, and that a husband and wife own equal undivided interests.

         12.      OPERATIONS.
(a) During the term of this Agreement, Navigator shall have free and unrestricted access to the Property, and shall have the right:

           (i) to explore, develop, and mine the Property, and to extract, remove, and sell or otherwise dispose of for its own account any and all ores, minerals, concentrates, or other products,

           (ii) to remove ores, air, water, waste, and materials from the Property by means of underground or surface operations on or in the Property,

           (iii) to deposit ores, water, waste, and materials from the Property or other property on or in the Property, and to use any part of the Property for waste dumps and tailing disposal areas,

           (iv) to conduct on or in the Property general mining, milling, processing, and related operations respecting the Property and other property, and to use any part of the


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Property for any purposes incident to such operations, and

           (v) to erect, construct, use, and maintain on the Property such roads, buildings, structures, machinery, equipment, personal property, fixtures, and improvements as may be necessary or convenient for the conduct of Navigator's operations.

(b) Navigator shall conduct all operations on the Property in a good and workmanlike manner and in accordance with accepted mining practice. All decisions with respect to exploration, development, and mining of the Property and the selling of ores, minerals, concentrates, or other products from the Property, including all decisions regarding the commencement, suspension, resumption, or termination of any operations, shall be made by Navigator in its sole discretion. Navigator may sell ores, minerals, concentrates, or other products, and may stockpile ores, minerals, concentrates, or other products for any length of time before selling the same. there are no covenants or agreements regarding these matters other than those expressly set forth herein.

(c) Navigator may use any mining method, whether or not the method is in general use at the time of the execution of this Agreement, including, without limitation, underground mining (including methods, such as block caving, which result in the disturbance or subsidence of the surface), surface mining (including strip mining, open pit mining, and dredging), and in situ mining (including solution mining, leaching, gasification, and liquefication).

(d) Navigator shall comply with all laws and regulations governing its operations on the Property. If this Agreement is inconsistent with or contrary to any law or regulation, the law or regulation shall control and this Agreement shall be deemed to be modified accordingly.

(e) Navigator may use existing roads, if any, on the Property, and may construct and maintain at its own expense any additional roads reasonably necessary or convenient for the conduct of Navigator's operations on the Property or on other property. Navigator will endeavor to construct any such additional roads on the Property at a location agreeable to Owner and Navigator. All additional roads shall be constructed and maintained in such manner to bear the traffic necessary to Navigator's operations. Owner may use any additional road so long as its use does not interfere with Navigator's use. Upon notice to Navigator given within thirty (30) days after the termination of this Agreement, Owner may require that all or any part of any additional road be plowed up.

(f) If Navigator finds it necessary to cut any fence on the Property for the purpose of passage, Navigator shall, prior to cutting the fence, install and brace heavy "corner type" posts at each end of the opening to be made, to which the fence wire shall be securely fastened in such manner as to prevent sagging. Navigator shall install a gate of a quality acceptable to Owner in each opening. If Navigator desires that openings provide uninterrupted ingress and egress, it may in the alternative install cattle guards of sufficient size and substance to bear the type of traffic necessary for its operations and capable of turning all domestic livestock.


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(g)      Navigator shall conduct no surface operations within one hundred (100)
feet of the main dwelling house, if any, now located on the Property without first obtaining the written consent of Owner, which consent will not unreasonably be withheld.

(h) Neither Navigator nor its agents, employees, contractors, or subcontractors, nor their agents or employees, shall hunt or fish on the Property, nor shall any of them carry onto the Property firearms or other equipment designed or adapted for such purposes.


         13. DUMPS and TAILINGS. All dumps, tailings, or residue remaining after mining, milling, or subsequent processing of ores, minerals, concentrates, or other products from the Property shall be the sole and exclusive property of Navigator, unless such dumps, tailings, or residue remain upon the Property after the period of the time provided for in paragraph 24, entitled "Removal of Property", in which case the dumps, tailings, or residue shall be the property of Owner.

         14. NO IMPLIED COVENANTS. No covenants or conditions relating to the exploration, development, mining, or related operations on or in connection with the Property, or the timing thereof, other than those expressly provided in this Agreement, shall be implied. After commencing any exploration, development, mining, or related operations on or in connection with the Property, or the timing thereof other than those expressly provided in this Agreement, shall be implied, After commencing any exploration, development, mining or related operations on or in connection with the Property, Navigator may in its sole discretion curtail or cease such operations so long as it continues to make any payments due Owner under this Agreement.

         15. DAMAGES. Navigator shall pay Owner reasonable compensation for any damage to livestock, crops, timber, fences, buildings, or other tangible improvements on the Property resulting from Navigator's operations on the Property.

         16.      WATER and MATERIALS.

(a) To the extent that Owner may do so, Owner grants to Navigator the free use of water from the Property for use in Navigator's operations, but Navigator shall not use water from Owner's wells, tanks, or surface reservoirs without first obtaining the written consent of Owner.

(b) Navigator shall conduct its operations, insofar as practicable, so as not to damage any water supply of Owner, If, in order to properly mine the Property, Navigator damages or destroys any water supply, it shall with all reasonable diligence repair, restore, or replace any well, tank, reservoir, or other water facility so as to provide a facility of a capacity and quality substantially as good as that damaged or destroyed, or pay reasonable compensation for such damage or destruction.

(c) Upon termination of this Agreement, Navigator shall offer to transfer any well in


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which water was discovered on the Property to Owner on an "as is" basis. Prior to abandoning or plugging any well on the Property in which water was discovered, Navigator shall give Owner seven (7) days notice of its intended action. Upon notice Navigator given within the seven-day period, Navigator shall transfer the well to Owner. Owner shall, at Owner's sole cost and expense, obtain all permits and perform all acts that may be necessary to complete the well, and shall indemnify, defend, and hold Navigator harmless from any and all liability relating to the well after it is transferred to Owner.

(d) To the extent that Owner may do so, Owner grants Navigator the free use of timber, stone, sand, and gravel, clay, earth, and other materials from the Property for use in Navigator's operations.

         17. PROTECTION FROM LIENS and DAMAGES. Navigator shall keep the Property free of liens for labor performed or materials or merchandise furnished for use on the Property under this Agreement, and shall hold Owner harmless from all costs, loss, or damage which may result from any work or operations of Navigator or its occupancy of the Property.

         18. TAXES. Owner shall pay all taxes levied against the Property prior to the date of this Agreement. Navigator shall pay or reimburse Owner for all taxes levied against the Property during the term of this Agreement to the extent that such taxes are assessed or levied solely upon the mineral estate in the Property or are based upon Navigator's operations. Owner will pay the balance of such taxes. In the case of taxes for the calendar year in which this Agreement commences, and for the calendar year in which this Agreement ends, there shall be an apportionment between the parties, Navigator to bear the proportion of taxes upon the Property applicable to the part of the calendar year included hereunder, and Owner to bear the balance of the taxes. Navigator shall pay all taxes levied during the term of this Agreement against all buildings, structures, machinery, equipment, personal property, fixtures, and improvements placed upon the Property by Navigator, and all taxes levied against Navigator as an employer of labor. All taxes shall be paid when due and before delinquent, but Navigator shall be under no obligation to pay any tax so long as the tax is being contested in good faith and by appropriate legal proceedings and the nonpayment thereof does not adversely affect any right, title, or interest of Owner in or to the Property.

         19. INSURANCE. Navigator shall carry at all times during the term of this Agreement worker's compensation and other insurance required by provincial laws and mining regulations.

         20.      INSPECTION.

(a) Owner or its authorized representative may enter on the Property at any reasonable time for the purpose of inspection, but shall enter at Owner's own risk and so as not to hinder unreasonably the operations of Navigator. Owner shall indemnify and hold Navigator harmless from any damage, claim or demand by reason of injury to or the presence of Owner, its agents or representatives on the Property.


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(b)      Owner or its authorized representative may, at any reasonable time, inspect any records pertinent and necessary for substantiating the compliance of Navigator with the provisions of this Agreement.

         21.      DATA.
(a) Upon the execution of this Agreement, Owner shall deliver to Navigator all drill core, all geological, geophysical, and engineering data and maps, logs of drill holes, results of assaying and sampling, and similar data concerning the Property (or copies thereof) which are in Owner's possession or control.

(b) Upon the surrender or other termination of this Agreement Navigator shall, within sixty (60) days after termination, (i) return to Owner all drill core and original data delivered by Owner to Navigator which are then in Navigator's possession or control, and (ii) make available for inspection by Owner all factual geological and geophysical data and maps (not including interpretive data), logs of drill holes, drill core, and results of assaying and sampling pertaining to the Property which Navigator has obtained as a result of its exploration work under this Agreement and which are then in Navigator's possession or control. Upon Owner's request made within sixty (60) days after termination of this Agreement, Navigator shall, at Owner's expense, provide Owner with the drill core designated by Owner and with copies of any portion of the factual geological and geophysical data and maps (not including interpretive data), logs of drill holes, and results of assaying and sampling designated by Owner. Navigator makes no representation or warranty as to the accuracy or completeness of any such data or information, and shall not be liable on account of any use by Owner or any other person of any such data or information. Navigator shall not be liable for the loss or destruction of any drill core.

         22. CONFIDENTIALITY. All information obtained by Navigator or its authorized representatives from Navigator arising out of Navigator's activities on the Property pursuant to this Agreement shall be kept strictly confidential by Owner and shall hot be released to any third party except upon the prior written consent of Navigator.

         23.      TERMINATION and SURRENDER.
(a) If Navigator fails to comply with any of the provisions of this Agreement, including paragraph 7, entitled "Royalty", and if Navigator does not initiate and diligently pursue steps to correct the default within thirty (30) days after notice has been given to it by Owner specifying with particularity the nature of the default, then upon the expiration of the thirty-day period, all rights of Navigator under this Agreement (except as provided in paragraphs 24 and 25, entitled "Removal of Property" and "Access") shall terminate, and all liabilities and obligations of Navigator (except liabilities existing of the date of termination, except as provided in paragraph 21, entitled "Royalty" then due or, in the case of production royalties, then accrued) shall terminate. Any default claimed with respect to the payment of money may be cured by the deposit in escrow of the amount in controversy (not including claimed consequential, special, exemplary, or punitive damages) and giving of notice of the deposit to Owner, the amount to remain in escrow until the controversy is resolved by decision of a court or otherwise. If Navigator by notice to Owner disputes the existence of a default, then this Agreement shall not terminate unless Navigator does not initiate and diligently pursue steps to correct the default within thirty (30) days after the existence of a default has been determined by decision of a court or otherwise.

(b) Subject to the right of Owner to terminate this Agreement as provided in the foregoing subparagraph (a), controversy between the parties hereto shall not interrupt performance of this Agreement or the continuation of operations hereunder. In the event of any controversy, Navigator may continue operations hereunder and shall make the payments provided for herein notwithstanding the existence of the controversy. Upon the resolution of the controversy, such payments or restitutions shall be made as required by the terms of the decision of the court or arbitrators, or otherwise.

Navigator may at any time terminate this Agreement as to all or any part of the Property by delivering to Owner or by filing of record in the appropriate office (with a copy to Owner) a good and sufficient Surrender of this Agreement or a Partial Surrender describing that portion of the Property as to which this Agreement is surrendered. Upon mailing the Surrender or Partial Surrender to Owner or to the appropriate office, all rights of Navigator under this Agreement with respect to the portion of the Property as to which this Agreement is terminated (except as provided in paragraphs 24 and 25, entitled "Removal of Property" and "Access") shall terminate and all liabilities and obligations of Navigator with respect to the portion of the Property as to which this Agreement is terminated (except liabilities existing of the date of termination, except as provided in paragraph 21, entitled "Data", and except liability for payments under paragraph 7, entitled "Royalty" then due or, in the case of production royalties, then accrued) shall terminate. Notwithstanding the provisions of this paragraph, Navigator must retain a minimum of 320 acres of the Property subject to this Agreement in order to maintain this Agreement in effect.

         24. REMOVAL of PROPERTY. For a period on six (6) months after the termination of this Agreement Navigator shall have the right (but not the obligation) to remove from the Property all broken or stockpiled ore, minerals, concentrates, or other products (subject to the payment of the royalties provided for in this Agreement). dumps, tailings, and residue, and all buildings, structures, machinery, equipment, personal property, fixtures, and improvements owned by Navigator or erected or placed on or in the Property by Navigator, except mine timbers in place. Navigator may keep one or more watchmen on the Property during the six-month period.

         25. ACCESS. For as long as necessary after termination of this Agreement, Navigator shall execute one or more instruments granting to Navigator without costs to Navigator easements upon, over, or through other property owned by Owner, for the construction, maintenance, use, and removal of pipe lines, telephone lines, electrical power or transmission lines, roads, railroads, tramways, flumes, ditches, shafts, drifts, tunnels, and other facilities necessary or convenient for Navigator's operations on the Property or on other property

         26. EASEMENTS. If requested by Navigator during the term of this Agreement, Owner shall execute one or more instruments granting to Navigator without costs to Navigator easements upon, over, or through the Property or upon, over, or through other property owned by Owner, for the construction, maintenance use and removal of pipe lines telephone lines, electrical power or transmission lines, roads, railroads, tramways, flumes, ditches, shafts, drifts, tunnels, and other facilities necessary or convenient for Navigator's operations on the Property or on other property.


         27. NOTICES. All notices and other communications to either party shall be in writing and shall be sufficiently given if delivered in person or sent by certified or registered mail, return receipt requested, addressed as hereinafter set forth. Notices given by mail shall be deemed delivered as of the date of mailing. Until a change of address is communicated as indicated above, all notices to Owner shall be addressed:

           Mr. L.E.LAWSON
           16267 Highway #21 North
           Republic, Washington
           99166
and all notices to Navigator shall be addressed:

           Navigator Ventures, Inc.
           207-1425 Marine Drive
           West Vancouver, British Columbia
           Canada
           V7T 1B9

         28.      ASSIGNMENT.
(a) The rights of either party hereunder may be assigned in whole or in part, subject to the provisions hereinafter set forth.

(b) No change or division in the ownership of the Property or the payments provided for herein, however accomplished, shall enlarge the obligations or diminish the rights of Navigator. Owner covenants that any change in his ownership shall be accomplished in such a manner that Navigator shall be required to make payments and to give notices to but one person, firm, or corporation, and upon breach of this covenant, Navigator may retain all monies otherwise due to Owner until the breach has been cured. No change or division in ownership shall be binding on Navigator until thirty (30) days after Owner has given Navigator a certified copy of the recorded instrument evidencing the change or division.

(c) If Owner desires to sell or otherwise dispose of all or any part of his interest in the Property or in this Agreement, Owner shall first offer the interest to Navigator stating the interest proposed to be sold or otherwise disposed of, the offering price (which may include deferred payments), and other terms and conditions of sale. Navigator may accept the offer by notice to Owner given within sixty (60) days following the effective date of Owner's offer. If Navigator does not accept Owner's offer, Owner may sell or otherwise dispose of the interest offered to Navigator at a price and upon terms and conditions equal to or less favorable to the third party than those offered to Navigator provided that the sale or other disposition is effectuated within one hundred and twenty (120) days from the effective date of Owner's offer.

         29.      FORCE MAJEURE.
(a) If Navigator shall be prevented by Force Majeure from timely performance of any of its obligations hereunder (except the payment of money to Owner), the failure of performance shall be excused and the period for performance and the term of this Agreement shall be extended for an additional period equal to the duration of the Force Majeure. Upon the occurrence and upon the termination of any Force Majeure, Navigator shall promptly notify Owner. Navigator shall use reasonable diligence to remedy a Force Majeure, but shall not be required against its better judgment to settle any labor dispute or contest the validity of any law or regulation or any action or inaction of civil or military authority.

(b) "Force Majeure" means any cause beyond Navigator's reasonable control, including law or regulation; action or inaction of civil or military authority; inability to obtain any license, permit, or other authorization that may be required to conduct operations on or in connection with the Property; unusually severe weather; mining casualty; fire; explosion; flood; insurrection; riot; labor dispute; inability after diligent effort to obtain workmen or material; delay in transportation; acts of God; unavailability of a suitable market for the ores, minerals, concentrates, or other products from the Property; and excessive costs of mining, milling, processing or marketing, or insufficient prices available for the ores, minerals, concentrates, or other products produced from the Property, which render Navigator's operations uneconomic.

         30. SHORT FORM. Contemporaneously herewith, Navigator and Owner have executed and delivered a Short Form of Agreement. Navigator may record the Short Form or this Agreement, or both, as it may elect.

         31. INUREMENT. All covenants, conditions, limitations, and provisions therein contained apply to and are binding upon the parties hereto, their heirs, representatives, successors, and assigns.

         32. MODIFICATION. No modification, variation, or amendment of this Agreement shall be effective unless the modification, variation or amendment is in writing and is signed by Owner and Navigator.

         33. WAIVER. No waiver of any breach or default under this Agreement shall be effective unless the waiver is in writing and signed by the party against whom the waiver is claimed. No waiver of any breach or default shall be deemed to be a waiver of any other or subsequent breach or default.

         34. CONSTRUCTION. The paragraph headings are for convenience only, and shall not be used in the construction of this Agreement. The term "Owner" shall be deemed to be a singular or plural, and shall be deemed to be masculine or feminine, or both, or neuter, whenever the construction of this Agreement so requires.

         35. GOVERNING LAW. The formation, interpretation, and performance of this Agreement shall be governed by the law of the Province of British Columbia.

         36. INVALIDITY. The invalidity of any provision of this Agreement shall not affect the enforceability of any other provision of this Agreement.

         37. COUNTERPARTS. This Agreement may be executed by any number of counterparts, each of which shall be deemed to be an original.

         38. ADDITIONAL DOCUMENTS. Owner will provide Navigator with such additional documents as may be necessary to carry out the purposes of this Agreement. If conditions change by reason of conveyances, assignments, or other matters relating to the title to or description of the Property, Owner and Navigator shall execute amendments of this Agreement and the Short Form of Agreement, and any other documents which may be necessary to reflect such changed conditions.

         39. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the parties and, except as therein expressly provided, supersedes all previous and contemporaneous agreements, representations, warranties, or understandings, written or oral.


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                               /s/ L. E. Lawson
                               By:
                               L.E. LAWSON
                               Zala M Group Properties

                               /s/ John Reid Anderson
                               By:
                               John Reid Anderson
                               President and Director
                               Navigator International Minerals
                               207-1425 Marine Drive
                               West Vancouver, British Columbia
                               Canada
                               V7T 1B9

                       EXHIBIT "A" TO LEASE AGREEMENT
                           ZALA M GROUP PROPERTY

PATENTED CLAIMS              SURVEY NUMBER               AREA (ACRES)
Zala M                            433                       10,877
Fannie Woodward                   453                       15,266
Discovery                         544                       14,177
Grandview                         647                       16,488
Kittie Clyde                      1092                      20,555

UNPATENTED CLAIMS            COUNTY FILE NO.
   G&B #1                    248019
   G&B #2                    248020
   G&B #3                    248021
   G&B #4                    248022
   G&B #5                    248023
   G&B #6                    248024
   G&B #7                    248025
   G&B #8                    248026
   G&B #9                    248027
   G&B #10                   248028